Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the use in this Registration Statement on Form S-4 of ACCO Brands Corporation of our reports dated April 29, 2005, except for notes 13 and 16 for which the date is September 30, 2005, relating to the financial statements and financial statement schedule of ACCO Brands Corporation, which appear in such Registration Statement. We also consent to the references to us under the headings “Experts” and “Selected Historical Financial Data of ACCO Brands Corporation” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
September 28, 2005